Exhibit 16.1

FEDERATED EQUITY FUNDS
UNANIMOUS CONSENT OF TRUSTEES

           The undersigned, being all of the Trustees of Federated Equity Funds (the “Trust”), hereby consent, in accordance with the laws of the Commonwealth of Massachusetts, and Article V of the Declaration of Trust, and Article V, Section 7 of the Bylaws of the Trust, as amended, to the adoption of the following resolutions with the same effect as though they had been adopted at the meeting of the Trustees:

RESOLVED,
that the Board hereby authorizes the Secretary and Assistant Secretaries of the Trust named below to sign on behalf of the Trust the Registration Statement on Form N-14 relating to the proposed reorganization of  Federated American Leaders Fund, Inc., into Federated Clover Value Fund, a portfolio of the Trust.

John W. McGonigle, Secretary
C. Grant Anderson, Assistant Secretary
G. Andrew Bonnewell, Assistant Secretary
Andrew P. Cross, Assistant Secretary
Leslie K. Ross, Assistant Secretary
Todd P. Zerega, Assistant Secretary

WITNESS the due execution hereof this 9th day of March, 2009.

John F. Donahue /S/ John F. Donahue	Peter E. Madden /S/ Peter E. Madden
Thomas G. Bigley /S/ Thomas G. Bigley	Charles F. Mansfield, Jr. /S/ Charles F. Mansfield, Jr.
John T. Conroy, Jr. /S/ John T. Conroy, Jr.	R. James Nicholson /S/ R. James Nicholson
Nicholas P. Constantakis /S/ Nicholas P. Constantakis	Thomas M. O’Neill /S/ Thomas M. O’Neill
John F. Cunningham /S/ John F. Cunningham	John S. Walsh /S/ John S. Walsh
J. Christopher Donahue /S/ J. Christopher Donahue	James F. Will /S/ James F. Will